Filed Pursuant to Rule 424(b)(3)
Registration No. 333-179534

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT

DATED OCTOBER 13, 2013 TO PROSPECTUS DATED MAY 1, 2013

SEPTEMBER 2013 PERFORMANCE UPDATE

	September 2013	Year to Date	Total NAV 09/30/2013	NAV per Unit 09/30/2013
Series A-1	-7.87%	-19.08%	$7,792,149	$1,151.57
Series A-2	-7.71%	-17.85%	$1,994,510	$1,295.89
Series B-1	-9.05%	-15.06%	$1,986,531	$943.37
Series B-2	-8.90%	-13.77%	$2,961,262	$1,023.69

* All performance is reported net of fees and expenses

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1

SEPTEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended September 30, 2013)

STATEMENT OF INCOME

SEPTEMBER 2013
Investment income, interest	$(139)

Expenses
Management fee	14,671
Ongoing offering expenses	—
Operating expenses	4,890
Selling commissions	13,041
Other expenses	232
Incentive fee	—
Brokerage commissions	13,779
Total expenses	46,614

Net investment gain (loss)	(46,753)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(143,228)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(475,519)

Net gain (loss) on investments	(618,747)

Net increase (decrease) in net assets from operations	$(665,499)

STATEMENT OF CHANGES IN NET ASSET VALUE

SEPTEMBER 2013
Net assets, beginning of period	$8,695,316

Net increase (decrease) in net assets from operations	(665,499)

Capital share transactions
Issuance of shares	41
Redemption of shares	(237,708)

Net increase (decrease) in net assets from capital share transactions	(237,667)

Net increase (decrease) in net assets	(903,167)

Net assets, end of period	$7,792,149
NAV Per Unit, end of period	$1,151.57

SUPERFUND GOLD, L.P. – SERIES A-2

SEPTEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended September 30, 2013)

STATEMENT OF INCOME

SEPTEMBER 2013
Investment income, interest	$(35)

Expenses
Management fee	3,749
Ongoing offering expenses	—
Operating expenses	1,250
Other expenses	59
Incentive fee	—
Brokerage commissions	3,521
Total expenses	8,579

Net investment gain (loss)	(8,615)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(36,600)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(121,512)

Net gain (loss) on investments	(158,112)

Net increase (decrease) in net assets from operations	$(166,727)

STATEMENT OF CHANGES IN NET ASSET VALUE

SEPTEMBER 2013
Net assets, beginning of period	$2,203,664

Net increase (decrease) in net assets from operations	(166,727)

Capital share transactions
Issuance of shares	75,707
Redemption of shares	(118,135)

Net increase (decrease) in net assets from capital share transactions	(42,428)

Net increase (decrease) in net assets	(209,154)

Net assets, end of period	$1,994,510

NAV Per Unit, end of period	$1,295.89

SUPERFUND GOLD, L.P. – SERIES B-1

SEPTEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended September 30, 2013)

STATEMENT OF INCOME

SEPTEMBER 2013
Investment income, interest	$(66)

Expenses
Management fee	3,740
Ongoing offering expenses	—
Operating expenses	1,247
Selling commissions	3,325
Other expenses	262
Incentive fee	—
Brokerage commissions	5,387
Total expenses	13,961

Net investment gain (loss)	(14,027)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(42,928)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(140,707)

Net gain (loss) on investments	(183,635)

Net increase (decrease) in net assets from operations	$(197,662)

STATEMENT OF CHANGE IN NET ASSET VALUE

SEPTEMBER 2013
Net assets, beginning of period	$2,243,488

Net increase (decrease) in net assets from operations	(197,662)

Capital share transactions
Issuance of shares	0
Redemption of shares	(59,295)

Net increase (decrease) in net assets from capital share transactions	(59,295)

Net increase (decrease) in net assets	(256,957)

Net assets, end of period	$1,986,531
NAV Per Unit, end of period	$943.37

SUPERFUND GOLD, L.P. – SERIES B-2

SEPTEMBER 2013 ACCOUNT STATEMENT

(Prepared from Books without Audit for the Month ended September 30, 2013)

STATEMENT OF INCOME

SEPTEMBER 2013
Investment income, interest	$(98)

Expenses
Management fee	5,566
Ongoing offering expenses	—
Operating expenses	1,855
Other expenses	390
Incentive fee	—
Brokerage commissions	8,018
Total expenses	15,829

Net investment gain (loss)	(15,927)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(63,885)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(209,397)

Net gain (loss) on investments	(273,282)

Net increase (decrease) in net assets from operations	$(289,208)

STATEMENT OF CHANGE IN NET ASSET VALUE

SEPTEMBER 2013
Net assets, beginning of period	$3,241,993

Net increase (decrease) in net assets from operations	(289,208)

Capital share transactions
Issuance of shares	11,871
Redemption of shares	(3,394)

Net increase (decrease) in net assets from capital share transactions	8,477

Net increase (decrease) in net assets	(280,731)

Net assets, end of period	$2,961,262

NAV Per Unit, end of period	$1,023.69

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.